FOR IMMEDIATE RELEASE Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S® RESTAURANTS, INC. COMMENTS ON THIRD
QUARTER RESULTS AND RECENT SALES TRENDS

CARLSBAD, CA – October 16, 2008 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today provided a preliminary view of its third quarter results and fourth quarter comparable store sales trends.

Comparable store sales decreased 2.1% for the third quarter of 2008, marking an improvement as compared to decreases of 3.3% and 3.9% in the first and second quarters, respectively. The improvement in comparable store sales, combined with previously discussed cost reduction initiatives is expected, based on preliminary financial data, to result in third quarter 2008 earnings per share exceeding average analyst estimates of $0.04 per share. Additionally, adjusted EBITDA is expected to exceed the $3.8 million reported for the third quarter of 2007.

“Due to the extraordinary economic circumstances, we believe it is in the best interests of our shareholders to share what we view as positive information regarding our third quarter results. We are encouraged by our recent sales trends and the positive impact of the work we’ve done on our cost structure. Additionally, comparable store sales through the first two weeks of the fourth quarter are positive,” said Dan Pittard, Rubio’s President and CEO.

Non-GAAP Term Definitions

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. This press release discusses “Adjusted EBITDA.” Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. We use Adjusted EBITDA in our evaluation of funding requirements for future development and other needs. We calculate Adjusted EBITDA as net income plus income tax expense, less other income, plus loss on disposal/sale of property, plus store closure reserve, plus depreciation and amortization and plus share-based compensation expense.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill(R). The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex(R) offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 180 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, our comparable store sales results and revenues, our product, labor expenses and other restaurant costs, the success of our promotions, new product offerings and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, the adequacy of our reserves related to closed stores or stores to be sold, increased depreciation or asset write downs, our ability to manage ongoing and unanticipated costs, such as costs to comply with regulatory initiatives and litigation costs, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods, our ability to finalize our settlement of the wage and hour class action lawsuits filed in California, the effects of ever-increasing competition and the risk that the Company’s preliminary financial results reported in this news release may change after management completes its review of the quarterly financial information. These and other factors can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

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